                                                                   Exhibit 10.54

                                                                         1031996

                               FIRM TRANSPORTATION
                       CARDINAL EXTENSION PIPELINE COMPANY

         This Service Agreement, entered into this 26th day of June, 1998, by and between Cardinal Extension Company, LLC, a North Carolina limited liability company, hereinafter referred to as "Transporter," and North Carolina Natural Gas Corporation, a North Carolina corporation, hereinafter referred to as "Shipper."

                                   WITNESSETH

         WHEREAS, Shipper has requested Transporter to transport natural gas on a firm basis on its behalf;

         WHEREAS, Transporter is the owner of an intrastate natural gas pipeline which interconnects with the interstate pipeline system of Transcontinental Gas Pipe Line Corporation ("Transco") in Rockingham County, North Carolina;

         WHEREAS, Transporter has sufficient capacity available on its pipeline system to provide firm transportation service for Shipper pursuant to the terms specified herein;

         NOW, THEREFORE, in consideration of the mutual covenants herein assumed, Transporter and Shipper agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

1.01     As used herein, the following terms shall have meanings defined below:

         (a) "British Thermal Unit" or "BTU" -- The amount of heat required to raise the temperature of 1 pound of water 1 degree Fahrenheit at 60 degrees Fahrenheit,

         (b) "Contract Year" -- The year beginning with the date that service shall commence as set forth in Paragraph 13.01 hereof, or any anniversary thereof. Provided, however, that in the event firm service commences on a day other than the first day of the month, the Contract Year shall be considered to commence on the first day of the month following the day on which service has commenced.

         (c) "Cubic Foot" -- The volume of gas which occupies one cubic foot when such gas is at a temperature of 60 degrees Fahrenheit and an absolute pressure of 14.73 pounds per square inch.

         (d) "Day" -- A period of 24 consecutive hours beginning as nearly as practicable at 10:00 a.m. Eastern Standard Time or Eastern Daylight Time, as appropriate, or at such other hour as Transporter and Shipper mutually agree.

         (e) "Dekatherm" or "dt" -- The quantity of heat energy which is 1,000,000 British Thermal Units.

         (f) "Equivalent Quantity"-- The volume of gas measured in Mcf received by Transporter at the Point of Receipt during any given period of time, adjusted for any variations in Btu content, it being the intent of the parties that the volumes of gas delivered hereunder at the Point of Delivery be the thermal equivalent of the volumes of gas received at the Point of Receipt less any amounts attributable to fuel and lines losses.

         (g) Excess Rate Schedule CFT Service -- The service shall be available on any Day when the total quantity of gas taken by all firm shippers in Zone 1 is less than the dekatherm equivalent of 130,000 Mcf per day and/or the total quantity of gas taken by all Shippers in Zone 2 is less than the dekatherm equivalent of 140,000 Mcf per day provided that such service has been scheduled by Shipper and allocated by Transporter on such Day.

         (h) "Force Majeure" means acts of God, strikes, lockouts or other industrial disturbances, acts of the public enemy or terrorists, wars blockades, insurrections, riots, epidemics, landslides, lightning, earthquakes, fires, storms, floods, washouts, arrests, the order of any court or governmental authority having jurisdiction while the same is in force and effect, civil disturbances, explosions, breakage, accidents to machinery or pipelines, freezing of or damage to receipt or delivery facilities, National Weather Service warnings or advisories, whether official or unofficial, that result in the evacuation of facilities, inability to obtain or unavoidable delays in obtaining material or equipment, a Force Majeure event or Operating Conditions on the pipeline system of Transco or any other event condition or incident which prevents Transco from tendering gas to Transporter for transportation hereunder, and any other cause whether of the kind herein enumerated or otherwise, not reasonably within the control of either party claiming suspension and which by the exercise of due diligence such party is unable to prevent or overcome.

         (i) "Heating Value" -- Gross heating value on a dry basis which is the number of British Thermal Units produced by the complete combustion at constant pressure of the amount of dry gas which would occupy a volume of one cubic foot at 14.73 Psia and 60 degrees Fahrenheit with combustion air at the same temperature and pressure as the gas, the products of combustion being cooled to the initial temperature of the gas and air and the water formed by combustion condensed to the liquid state.

         (j)      "Mcf" -- 1,000 cubic feet of gas.

         (k) "Month" -- A period beginning as nearly as practicable at 10:00 a.m. Eastern Standard Time or Eastern Daylight time, as appropriate, or at such other hour as Transporter and Shipper agree upon on the first day of a calendar month and shall end at the aforesaid time on the first day of the next succeeding calendar month.

         (l) "Operating Conditions" means the necessity to make modifications, tests or repairs to Transporter's pipeline system. Transporter shall exercise reasonable diligence to schedule maintenance so as to minimize disruption of service to Shipper and shall provide reasonable notice of the same.

         (m)      "Psia" -- Pounds per square inch absolute.

         (n)      "Psig" -- Pounds per square inch gauge.

         (o) "Scheduled Daily Delivery Quantity" -- The daily quantity of gas requested in advance by Shipper electronically or otherwise to Transporter covering a specific period of time.

         (p) "Transportation Contract Quantity" or "TCQ" -- The quantity of gas specified in Article 2, Paragraph 2.01, which shall be the maximum quantity that Transporter is obligated to deliver hereunder on any day, at the Point(s) of delivery set forth in
                  Article 4 hereof.

         (q) "Year" -- A period of three hundred and sixty-five (365) consecutive days beginning on the date of initial delivery of gas under this Service Agreement, or on any anniversary thereof, provided, however, that any such year which contains a date of February 29, shall consist of three hundred and sixty-six (366) consecutive days.

                                    ARTICLE 2
                           GAS TRANSPORTATION SERVICE

2.01 Subject to the terms and provisions of this Service Agreement, Transporter agrees to receive, transport and redeliver, on a firm basis, for Shipper's account up to the dekatherm equivalent of a Transportation Contract Quantity ("TCQ") of 40,000 Mcf per day of natural gas from the Point of Receipt specified in Article 3 hereof to the Point(s) of Delivery specified in Article 4 hereto.

2.02 Transportation service rendered hereunder shall be firm and shall not be subject to interruption or curtailment except as provided in Article 17 hereof.

                                    ARTICLE 3
                                POINT OF RECEIPT

3.01 Shipper shall deliver or cause to be delivered gas for transportation hereunder and Transporter shall receive gas quantities up to Shipper's TCQ, plus any applicable fuel and line loss makeup, at the existing point of interconnection between Transporter and the pipeline system of Transco in Rockingham County, North Carolina ("Point of Receipt"). Transporter shall accept deliveries at the Point of Receipt at a pressure sufficient to allow the gas to enter Transporter's pipeline system at the varying pressures that may exist in such system from time-to-time; provided, however, that such pressure(s) of the gas delivered or caused to be delivered by Shipper shall not exceed the maximum operating pressure(s) specified by Transporter for the Point of Receipt.

3.02 Shipper shall make any necessary arrangements with Transco so as to be able to deliver gas to Transporter at the Point of Receipt; provided, however, that such arrangements are compatible with the operating conditions on Transporter's pipeline system.

                                    ARTICLE 4
                              POINTS(S) OF DELIVERY

         Transporter shall deliver to Shipper, or for the account of Shipper, Equivalent Quantities at the existing point of interconnection between the systems of Transporter and Shipper near Clayton, North Carolina and any upstream points of delivery within Shipper's TCQ capacity entitlements. Transporter shall design its pipeline facilities and use reasonable efforts to deliver gas at the Point(s) of Delivery at a minimum pressure of not less than 500 psig. The maximum pressure at the Point(s) of Delivery shall not exceed the maximum operating pressure of Transporter's pipeline at such point(s).

                                    ARTICLE 5
                    DETERMINATION OF RECEIPTS AND DELIVERIES

5.01 Receipts and deliveries shall be allocated by Transporter according to a predetermined methodology administered by Transporter for the allocation among shippers each Day of each dt of gas which is delivered by Transporter at the Point(s) of Delivery. Under the current allocation methodology, the quantity of gas allocated each Day to each Shipper at the Point of Receipt shall be deemed to be, to the maximum extent possible, the quantities of gas delivered for such Shipper's account at the Point(s) of Delivery hereunder adjusted for any quantities attributable to fuel and line loss makeup.

5.02 Shipper shall cause Transco to provide Transporter with a predetermined daily allocation methodology in writing, or electronically (by electronic data transfer) for measured quantities based on scheduled quantities in advance of service each Day and prior to any intra-day changes pursuant to Section 7.02 below. The daily allocation methodology provided by Transco shall consist of rankings for allocation among all shippers nominating service such that receipts are equivalent to the quantities delivered by Transporter plus any quantities applicable for fuel or line loss makeup.

                                    ARTICLE 6
              DETERMINATION OF ALLOWABLE DAILY DELIVERY VARIATIONS
                              AND OVERRUN PENALTIES

6.01 Allowable daily delivery variations shall be the quantity computed as follows:

         (a) During each Day of the period beginning May 1 of any Year and extending through the next succeeding September 30, 5 percent of Shipper's TCQ under this Service Agreement.

         (b) During each Day of the period beginning on October 1 of any Year and extending through the next succeeding April 30, 3.5 percent of Shipper's TCQ under this Service Agreement.

6.02 Any quantity of gas taken by Shipper on any Day from Transporter in excess of Shipper's TCQ under this Service Agreement shall, as adjusted by the allowable daily delivery variations above, be an unauthorized daily overrun unless:

         (a) Shipper is utilizing the firm capacity entitlements of another firm shipper that is not using that capacity entitlement and Shipper has provided prior notice to Transporter, or

         (b) Shipper is utilizing Excess Rate Schedule CFT Service which has been scheduled by Shipper and allocated by Transporter on such Day.

6.03     In the event of a Force Majeure, Shipper's revised TCQ pursuant to
         Article 17 below shall be utilized to determine the allowable daily delivery variation and unauthorized daily overrun quantity and any penalties thereon. Notice shall be provided by Transporter to Shipper of such revised TCQ by telephone or telecopy. Such notice shall be confirmed in writing as soon as reasonably possible.

6.04 In the event on any Day Shipper takes unauthorized daily overrun quantities, Shipper shall pay Transporter:

         (a) an overrun charge equal to the 100 percent load factor FT rate per dt for quantities up to, but not exceeding, the daily allowable delivery variation set forth in Section 6.01 above, and

         (b) an overrun penalty of $25 per dt for each dt of unauthorized daily overrun quantities in excess of the daily delivery variation set forth in Section 6.01 above.

6.05 All overrun penalties collected by Transporter during any calendar year, less an amount equal to the 100 percent load facto FT rate per dt multiplied by the total volume of overruns, shall be directly refunded to each non-overrunning firm transportation shipper for the Month(s) in which such penalties were incurred based on each such non-overrunning shipper's fixed cost contribution under its service agreement with Transporter as a percentage of the total fixed cost contributions of all non-overrunning shippers under all firm service agreements. Such refunds shall be made by January 31 of each calendar year.

6.06 The payment of a penalty for an unauthorized overrun quantity shall under no circumstances be considered as giving Shipper the right to take such unauthorized overrun quantity nor shall such payment be considered as a substitute for any other remedy available to Transporter or any other shipper against the offending shipper for such unauthorized overrun.

                                    ARTICLE 7
                            SCHEDULING AND BALANCING

7.01 Shipper shall nominate service under this Service Agreement in advance of each Month or in advance of each Day in accordance with the nomination deadlines of Transco. Transporter, in its sole judgment, may waive any nomination deadlines, on a non-discriminatory basis, if Transporter determines that operating conditions permit. Such nominated quantities shall be subject to confirmation by Transporter which shall be based on the best operating information available to Transporter. Such confirmed quantity shall be deemed the scheduled quantity Shipper and Transporter shall have scheduling personnel available to be contacted seven days a week, twenty-four hours a day.

7.02 During any Day, Shipper may request to reschedule, on a prospective basis, quantities schedule pursuant to Section 7.01 above, provided that such quantities are consistent with reschedule quantities and deadlines on Transco.

7.03 Shipper shall endeavor to balance receipts and deliveries as reasonably as practicable so that the quantities delivered by Transco to Transporter are consistent with the actual quantities taken by Shipper at the Point(s) of Delivery. Shipper shall have the responsibility to monitor daily receipts and deliveries during the Month based on the best information available.

7.04 Transporter shall provide its latest estimated allocation data on receipts and deliveries to all parties requesting such data. These allocated quantities will be subject to change and the data is offered for informational purposes only, and should not be relied on by Shipper for any purposes whatsoever.

                                    ARTICLE 8
                           SHIPPER'S RESPONSIBILITIES

Shipper recognizes that, as between it and Transporter, Shipper has sole control over its physical takes of gas from Transporter's system and therefore has a duty to refrain from taking delivery of unauthorized overrun quantities. Shipper further recognizes that Shipper may cause hardship and economic damage to other shippers in the event Shipper takes delivery of unauthorized overrun quantities for which Shipper may be held accountable either through a direct cause of action by such other shippers or as an impleaded or third party defendant in a suit by such other shippers. In no event shall the payment of a penalty for an overrun quantity pursuant to this Service Agreement be considered as giving Shipper the right to take such unauthorized overrun quantity nor shall such payment be considered as a substitute for all other rights and remedies (including but not limited to consequential damages) available to any other shipper against Shipper.

                                    ARTICLE 9
                         TRANSPORTER'S RESPONSIBILITIES

Transporter recognizes that it has a duty to use reasonable care and prudent operating procedures to allow Shipper to schedule for delivery within its TCQ, as adjusted pursuant to a Force Majeure situation or Operating Conditions, the gas quantities available to Shipper up to the amount verified and confirmed by Transporter based on the best operating information available to Transporter.

Transporter also recognizes that unless forces beyond Transporter's control (including, but not limited to, Force Majeure, or the failure of Shipper or Shipper's gas supplier to deliver scheduled gas quantities into Transporter's system) cause interference with Transporter's ability to redeliver, Transporter has a duty to tender to Shipper for redelivery the gas quantities which Transporter has verified and confirmed as available to Shipper. Transporter further recognizes that a breach of its duties herein may cause hardship and economic damage to Shipper, for which Shipper reserves all rights and remedies (including but not limited to consequential damages), and for which Transporter may be held accountable.

                                   ARTICLE 10
                                RATES AND CHARGES

10.01 For firm transportation service provided to Shipper hereunder, Shipper shall pay to Transporter each month the sum of the following charges:

         (a) Reservation Charge: Shipper's TCQ multiplied by the reservation rate applicable to deliveries in the rate zone in which the gas is delivered and as set forth on currently effective Sheet No. 1 of Transporter's tariff.

         (b) Commodity Charge: The applicable commodity rate set forth on currently effective Sheet No. 1 multiplied by the quantities of gas (dts) delivered.

         (c) Excess CFT Charge: The applicable rate set forth on currently effective Sheet No. 1 multiplied by the excess CFT quantity delivered during that month.

10.02 Transporter shall retain from the quantities of gas received on behalf of Shipper hereunder any applicable fuel and line loss make-up associated with the transportation service provided hereunder. Transporter will evaluate any fuel retention percentages applicable to Shipper's service on an annual basis and will make any necessary filings with the NCUC to reflect any changes at least thirty (30) days prior to April 1 of each calendar year.

10.03 Transporter shall have the right, from time-to-time, through filings with the governmental agency having jurisdiction to seek to change the rates or allowance for fuel, and to change the other terms and conditions of this Service Agreement, without limitation or reservation; provided, however, that (a) the character of firm service,
         (b) the term, (c) the quantities, (d) the Point(s) of Receipt and Delivery, and (e) the delivery pressure shall not be subject to change hereunder without mutual agreement of the parties. Shipper shall have the right to oppose any of the foregoing and to seek other changes to the terms and conditions of this Service Agreement to the extent that Shipper is legally permitted to do so under applicable provision(s) of law.

                                   ARTICLE 11
                                 QUALITY OF GAS

11.01 The parties hereto recognize that the natural gas delivered for transportation hereunder will necessarily be commingled in Transporter's pipeline system with gas received from other sources, and that the specific gas delivered to Transporter cannot be redelivered for Shipper's account. It is further agreed that the natural gas delivered to and by Transporter hereunder shall be merchantable natural gas.

11.02 All gas delivered to Transporter for Shipper and redelivered by Transporter to Shipper shall meet the quality standards for transportation on the interstate pipeline system of Transco as amended from time-to-time.

                                   ARTICLE 12
                       MEASUREMENT AND MEASURING EQUIPMENT

12.01 The unit of the natural gas deliverable hereunder shall be a Dekatherm of gas on the measurement basis hereinafter set forth

12.02 The quantity and the Heating Value of the natural gas delivery by Transporter to or for the account of Shipper or delivered by Shipper to Transporter for redelivery shall be determined as follows:

         (i)      The unit of volume for the purpose of measurement shall be one
                  (1) Cubic Foot of gas at a temperature of 60 degrees Fahrenheit and at an absolute pressure of fourteen and seventy-three hundredths (14.73) pounds per square inch.

         (ii)     The unit of weight for the purpose of measurement shall be one
                  (1) pound mass of gas.

         (iii) The average absolute atmospheric pressure shall be assumed to be 14.73 pounds per square inch.

         (iv) The temperature of the gas flowing through the meters, when necessary for computing gas quantities, shall be determined by the use of a recording thermometer or other temperature measuring device. The arithmetic average of the temperature recorded each 24-hour day, or so much of the 24 hours as gas has been flowing, shall be used in computing gas quantities or instantaneous temperature measurements may be applied to metering instruments to provide the quantity computation.

         (v) The specific gravity of the gas flowing through the meters, when necessary for computing gas quantities, shall be, unless otherwise agreed upon, determined by the use of a recording gravitometer or an online process type gas chromatograph. The arithmetic average of the 24-hour record, or so much of the 24 hours as gas has been flowing, or continuous instantaneous specific gravity measurement may be applied to metering instruments to provide the quality computation.

         (vi) The deviation of the gas from Ideal Gas Laws shall be calculated following the recommendations of the ANSI/API 2530 `Orifice Metering of Natural Gas and Other Related Hydrocarbon Fluids" (A.G.A. Report No. 3) including the A.G.A. Manual for Determination of Supercompressibility Factors of natural Gas or the A.G.A Transmission Measurement Committee Report No. 8 "Compressibility and Supercompressibility for Natural Gas and Other Hydrocarbon Gases." If the composition of the gas is such as to render the above procedure inapplicable, other methods for determination of the deviation factors, mutually agreed upon by Shipper and Transporter, shall be used.

         (vii) The Heating Value shall be determined by either (1) the use of a suitably located and acceptable make gas chromatograph or
                  (2) calculation from a fractional analysis, or (3) methods outlined in A.G.A. Gas Measurement Committee Report No. 5, latest edition, or (4) other methods mutually acceptable. Dekatherms delivered shall be determined by either (1) multiplying the Mcf delivered by a fraction the numerator of which is the Btu per cubic foot and the denominator of which is 1,000 or (2) multiplying the pounds mass delivered by a fraction the numerator of which is the Btu per pound mass and the denominator of which is 1,000,000.

12.03 Unless otherwise agreed to, Transporter will install, maintain, own and operate, at its own expense, at or near each Point of Receipt and each Point of Delivery, measuring stations properly equipped with standard orifice meters, flange connections, orifice plates and other necessary measuring equipment or other standard type meter suitable for the purpose by which the quantity of natural gas shall be measured and determined. The Heating Value of natural gas received or delivered shall be measured and determined. The Heating Value of natural gas received or delivered shall be measured and determined as provided above. Orifice meters where used shall be installed and operated in accordance with ANSI/API "Orifice Metering of Natural Gas and Other Related Hydrocarbon Fluids," latest revision, and shall include the use of straightening vanes.

12.04 Shipper acting jointly with Transporter may install, maintain and operate, at its own expense, such heck measuring equipment as desired, provided that such equipment shall be so installed as not to interfere with the operation of Transporter's measuring equipment.

12.05 Each party shall have the right to be present at the time of installing, reading, cleaning, changing, repairing, inspecting, testing, calibrating, or adjusting done in connection with measuring equipment involved in billing and used in measuring or checking the measurement of receipts and deliveries. The records from such measuring equipment shall remain the property of their owner, but upon request, each will submit to the other its records and charts, together with calculations therefrom for inspection and verification, subject to return within ten (10) days after receipt thereof.

12.06 All installations of measurement equipment applying to or affecting receipts and deliveries shall be made in such manner as to permit an accurate determination of the quantity of natural gas delivered and ready verification of the accuracy of measurement. Care shall be exercised by Transporter and Shipper in the installation, maintenance and operation of pressure regulating equipment so as to prevent any inaccuracy in the determination of the quantity of gas received or delivered hereunder.

12.07 In the event a meter is out of service, or registering inaccurately, the quantity of natural gas received or delivered shall be determined.

         (i) By using the registration of any check meter or meters if installed and accurately registering or, in the absence of
                  (i).

         (ii) By correcting the error or the percentage of error if ascertainable by calibration, test, or mathematical calculation, or in the absence of both (i) and (ii), then

         (iii) By estimating the quantity of receipts or deliveries during periods under similar conditions when the meter was registering accurately.

12.08 The accuracy of Transporter's measurement equipment shall be verified by Transporter at reasonable intervals, and, if requested, in the presence of representatives of Shipper, but Transporter shall not be required as a matter of routine to verify the accuracy of such equipment more frequently than once in any thirty (30) day period.

12.09 If, upon test, any measurement equipment, including recording gas chromatograph, is found to be in error not more than two percent (2%), previous recording of such equipment shall be considered accurate in computing receipts and deliveries; but such equipment shall be adjusted at once to record correctly. If, upon test, any measurement equipment shall be found to be inaccurate by an amount exceeding two percent (2%) at a recording corresponding to the average hourly rate of flow for the period since the last preceding test, then any previous recordings of such equipment shall be corrected to zero error for any period which is definitely known, but, in case the period is not known definitely or agreed upon, such correction shall be for a period extending over one-half of the time elapsed since the date of the last test, not exceeding a correction period of 16 days.

12.10 Transporter and Shipper shall preserve all original or equivalent electronic test data, charts, or other similar records for a period required by the applicable rules of regulatory agencies having jurisdiction.

                                   ARTICLE 13
                                TERM OF AGREEMENT

13.01 This Agreement shall be effective as of the date hereof and shall continue in effect until the expiration of the twentieth (20th) Contract Year, and year-to-year thereafter, subject to termination by either party at the end of the Contract Year or any year thereafter upon two years advance written notice to the other party.

13.02 Firm transportation service hereunder shall commence at the Effective time of the Merger between Transporter and Cardinal Pipeline Company, LLC as defined in the Agreement and Plan of Merger, as amended.

                                   ARTICLE 14
                               BILLING AND PAYMENT

14.01 Transporter shall render its bill on or before the first Day of each Month for the Reservation Charges due for service rendered hereunder during the preceding calendar Month. On or before the 10th day of each Month, Transporter shall render its bill for any remaining charges for gas services rendered during the preceding calendar Month. Such bill shall include any Commodity Charges, Excess CFT Charges, any adjustments to the charges billed on the first day of the Month, and any penalties for unauthorized overruns applicable to the Month for which the bill is rendered.

14.02 Transporter and Shipper shall each, upon request of the other, deliver to the other for examination such pertinent records and charts as shall be necessary to verify the accuracy of any statement, chart, or computation made by either of them under or pursuant to any of the provisions hereof.

14.03 Shipper, except as otherwise hereinafter provided, shall pay to Transporter by wire transfer of immediately available funds on or before the 10th day of each Month for the Reservation Charges due for service rendered by Transporter hereunder during the preceding month and billed by Transporter in the statement for such month, and or before the 20th day for each Month for any remaining charges for services which are due hereunder. If the normal payment due date is a Saturday, Sunday or holiday, this payment is due the following business Day.

14.04 Should Shipper fail to pay all of the amount of any bill for service hereunder when such amount is due, interest on the unpaid portion of such amount shall accrue at the rate equal to the prime rate of CitiBank, N.A. or its successor, calculated from the due date until the date of payment. If such failure to pay continues for thirty (30) days after payment is due, Transporter, in addition to any other remedy it may have hereunder, may suspend further transportation of natural gas hereunder until such amount is paid; provided, however, that if Shipper in good faith shall dispute the amount of any such bill or any part hereof, and shall pay to Transporter such amount as it concedes to be correct, and at any time thereafter within thirty (30) days of a demand made by Transporter, shall furnish good and sufficient surety bond, guaranteeing payment to Transporter of the amount ultimately found to be due under such bill after a final determination, which may be reached either by agreement between the parties, arbitration or judgment for a court or by any regulatory authority having jurisdiction, then Transporter shall not be entitled to suspend further delivery of natural gas unless and until default be made in the conditions of such bond.

14.05 If within twelve (12) months of the date of payment, it shall be found that Shipper has been overcharged or undercharged in any form whatsoever under the provisions hereof, and Shipper shall have actually paid the bill(s) containing such overcharge or undercharge, then within thirty (30) days after the final determination thereof, Transporter shall refund the amount of any such overcharge with interest thereon at the prime rate of the CitiBank N.A. or its successor from the time such overcharge was paid to the date of refund, and Shipper shall pay the amount of any such undercharge but without interest.

14.06 In the event an error is discovered in the amount billed in any statement rendered by Transporter, such error shall be adjusted within thirty (30) days of the determination thereof, provided that claim therefore shall have been made within sixty (60) days from the date of discovery of such error, but in any event, within twelve (12) months from the date of payment.

14.07 If rendition of a bill to Shipper by Transporter is delayed beyond the date specified herein, then Shipper shall pay such bill by wire transfer within ten (10) days after a rendition thereof.

                                   ARTICLE 15
                               ASSUMPTION OF RISK

15.01 As between the parties hereto, Shipper shall be deemed to be in control and possession of the gas to be transported hereunder until it shall have been delivered to Transporter at the Point of Receipt; and Shipper shall be deemed to be in control and possession of the gas to be transported hereunder after delivery for Shipper's account at the Point of Delivery. Transporter shall be deemed to be in control and possession of such gas after the delivery thereof to Transporter at the Point of Receipt and prior to delivery thereof for Shipper's account at the Point of Delivery.

15.02 Transporter shall have no responsibility with respect to any gas to be transported hereunder or on account of anything which may be done, happen or arise with respect thereto until it is delivered into its facilities at the Point of Receipt and after it is received for Shipper's account at the Point of Delivery. Shipper shall have no responsibility with respect to such gas or on account of anything which may be done, happen or arise with respect thereto after causing the delivery thereof to

         Transporter at the Point of Receipt and prior to delivery thereof for Shipper's account at the Point of Delivery.

                                   ARTICLE 16
                                   WARRANTIES

Shipper warrants for itself, its successors and assigns, that it will at the time of delivery to Transporter for transportation have good and merchanantable title to or the legal right to tender all gas delivered hereunder free and clear of all liens, encumbrances and claims. Shipper shall indemnify Transporter and save it harmless from all suits, actions, debts, accounts, damages, costs, losses and expenses arising from or out of adverse claims of any or all persons to said gas, including claims for any royalties, taxes, license fees or charges applicable to such gas or to the delivery thereof to Transporter for transportation under this Service Agreement.

                                   ARTICLE 17
                                  FORCE MAJEURE

17.01 In the event of either party being rendered unable, wholly or in part, by Force Majeure or Operating Conditions to carry out its obligations other than (i) the obligation of Shipper to pay the monthly Reservation Charge due Transporter (except as provided in 17.03 below), and (ii) the obligation to make payment of amounts accrued and due at the time thereof, it is agreed that on such party's giving notice and full particulars of such Force Majeure or Operating Conditions in writing or by telecopy to the other party within a reasonable time after the occurrence of the cause relied on, the obligation of both parties, so far as they are affected by such Force Majeure or Operating Conditions, shall be suspended during the continuance of any inability so caused, but for no longer period, and such cause shall so far as possible be remedied with all reasonable dispatch. Neither party shall be liable in damages to the other for any act, omission or circumstance occasioned by, or in consequence of Force Majeure or Operating Conditions, as herein defined in this Service Agreement.

17.02 If, due to Force Majeure or Operating Conditions, Transporter is unable to receive, transport or redeliver gas tendered by Shipper for transportation or if Shipper is unable to deliver gas to Transporter, then Transporter, upon providing as much notice as possible under all of the circumstances, shall order reduction of Shipper's TCQ to the extent necessary depending upon the type and location of the occurrence, in accordance with the following procedures: Transporter shall order allocation to the extent necessary, of affected transportation service to all shippers proportionate to each shipper's TCQ. Where Transporter's ability to render service is impaired in a particular segment of Transporter's system, then such allocation shall be effected only in that segment of Transporter's system in which service has been impaired.

17.03 Such causes or contingencies affecting the performance by either party, however, shall not relieve it of liability unless such party shall give notice and full particulars of such cause or contingency in writing or by telecopy to the other party within a reasonable time after the occurrence relied upon, nor shall such causes or contingencies affecting the performance by either party relieve it of liability in the event of its failure to use due diligence to remedy the situation and remove the cause with all reasonable dispatch, provided that the resolution of strikes, lockouts or other labor disputes shall be within the sole discretion of the parties involved therein. Such causes or contingencies affecting the performance by either party shall not relieve Shipper from its obligations to make payments of monthly Reservation Charge except to the extent of Transporter's negligence or willful misconduct.

                                   ARTICLE 18
                                     NOTICES

Notice to either party shall be in writing and shall be considered as duly delivered when mailed to the other party at the following address:

         If to Shipper:

                  North Carolina Natural Gas Corporation
                  150 Rowan Street
                  Fayetteville, North Carolina 28302
                  Attention: President
                  Facsimile number:____________________

         If to Transporter:

                  Cardinal Extension Company, LLC
                  c/o Cardinal Operating Company
                  P. O. Box 1396
                  Houston, Texas 77251
                  Attention: Vice President, Customer Service
                  Facsimile number:_____________________

Such addresses may be changed from time-to-time by mailing appropriate notice thereof to the other party by certified or registered mail.

                                   ARTICLE 19
                                  MISCELLANEOUS

19.01 Transporter grants the right to Shipper to direct tie-ins between its distribution system and Transporter's intrastate pipeline for the purpose of serving its franchise area subject to the negotiation of mutual agreeable terms and conditions (Including reimbursement arrangements and/or incremental charges and the construction, operation and maintenance specifications for such tie-ins) which will be set forth in an Interconnect and Reimbursement Agreement to be negotiated and executed by Shipper and Transporter.

19.02 This Agreement reflects the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral and written, among the parties with respect to the subject matter hereof. This Agreement can be amended, restated or supplemented only by the written agreement of Transporter and Shipper.

19.03 No waiver by either party of any default by the other party in the performance of any provision, condition or requirement herein shall be deemed to be a waiver of, or in any manner release the other party from, performance of any other provision, condition or requirement herein, nor shall such waiver be deemed to be a waiver of, or in any manner a release of, the other party from future performance of the same provision, condition or requirement. Any delay or omission of either party to exercise any right hereunder shall not impair the exercise of any such right, or any like right, accruing to it thereafter. No waiver of a right created by this Agreement by one party shall constitute a wavier of such right by the other party except as may otherwise be required by law with respect to persons not parties hereto. The failure of one party to perform its obligations hereunder shall not release the other party from the performance of such obligations.

19.04 This Agreement may be assigned by Shipper without the prior consent of Transporter provided that Shipper remains responsible for any and all obligations under this Agreement.

19.05 This Agreement and the obligations of the parties hereunder are subject to all applicable laws, rules, orders and regulations of any governmental authorities having jurisdiction, and to the extent of conflict, such laws, rules, orders and regulations of governmental authorities having jurisdiction shall control.

19.06 Any provision of this Agreement that is prohibited or unenforceable shall be ineffective to the extent of that prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of that provision in any other jurisdiction.

19.07 This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

19.08 THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NORTH CAROLINA. EXCLUDING, HOWEVER, ANY CONFLICT OF LAWS RULES OR PRINCIPLES WHICH MIGHT REFER THE CONSTRUCTION OR OPERATION OF THE TERMS OF THIS AGREEMENT TO THE LAWS OF ANOTHER STATE.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

                                               CARDINAL OPERATING COMPANY,
                                               as Operator of
                                               Cardinal Extension Company, LLC

                                               By /s/ Frank J. Ferrazi
                                                  --------------------

                                               NORTH CAORLINA NATURAL GAS
                                               CORPORATION

                                               By /s/ Terence D. Davis
                                                  --------------------